[CABOT LOGO]

                                                              September 13, 2000

Dear Cabot Stockholder:

     We are pleased to send you this Information Statement about our spin-off of Cabot Microelectronics Corporation ("CMC"). The Information Statement provides you with important information concerning:

     - the U.S. federal income tax treatment of the CMC shares you will receive;

     -  how we determined the number of shares you will receive;

     -  how fractional shares will be treated;

     -  the background and business of CMC; and

     -  how you can obtain additional information about these matters.

     We believe that the spin-off will allow the market to more fully appreciate the value of CMC, which should benefit you, our stockholders. We also believe that both Cabot and CMC will become stronger and better positioned to compete in their markets. Thank you for your investment in Cabot.

                                            Sincerely,

                                            /s/ Samuel W. Bodman

                                            SAMUEL W. BODMAN
                                            Chairman and Chief Executive Officer
                                            Cabot Corporation

                        [CABOT CORPORATION ADDRESS LOGO]

                             INFORMATION STATEMENT

                            ------------------------

                 SPIN-OFF OF CABOT MICROELECTRONICS CORPORATION
                          THROUGH THE DISTRIBUTION BY
                               CABOT CORPORATION
                            OF 18,989,744 SHARES OF
               CABOT MICROELECTRONICS CORPORATION COMMON STOCK TO
                         CABOT CORPORATION STOCKHOLDERS

     We are sending you this Information Statement because we are spinning off our Cabot Microelectronics Corporation ("CMC") subsidiary to the holders of our common stock. We are effecting this spin-off by distributing .280473721 shares of CMC common stock as a dividend on each outstanding share of Cabot Corporation ("Cabot") common stock, amounting to 18,989,744 shares of CMC common stock in total. The dividend will be payable on September 29, 2000 (the "Distribution Date") in respect of shares of Cabot common stock that are issued and outstanding as of 5:00 p.m., Eastern time, on September 13, 2000 (the "Record Date"). Between the Record Date and the Distribution Date, shares of Cabot common stock will trade on the market with the right to receive the CMC stock dividend that is payable with respect to such shares of Cabot common stock.

     CMC is the leading provider of slurries used in chemical mechanical planarization, an increasingly important polishing process used in manufacturing integrated circuit devices. Using these slurries, manufacturers level and smooth many of the multiple layers that are built upon silicon wafers. CMC has also begun selling new slurries for polishing the magnetic heads and the coating on hard disks in hard disk drives. The Company recently started limited production of polishing pads for customer evaluation and qualification. CMC products play an important role in the manufacturing of advanced semiconductor chips used in a wide variety of products and applications, such as telecommunication switches, wireless communications, computers, personal data assistants and internet servers.

     Last year, the Cabot Board of Directors determined that it would be in the best interests of Cabot and its stockholders to separate CMC from Cabot. In April 2000, CMC completed an initial public offering of 4,600,000 shares of its common stock. Following the distribution of the CMC common stock in the spin-off, Cabot will no longer own any shares of CMC and CMC will be a fully independent, publicly traded company. No vote of Cabot stockholders is required in connection with the CMC spin-off. Therefore, you are not required to take any action. We are sending you this Information Statement, which contains additional information about the terms of the spin-off, CMC and CMC common stock, for your information only. If you would like more information, please call Cabot's Investor Relations Department, at (617) 342-6244.

     Neither the Securities and Exchange Commission nor any state securities regulators have approved the CMC common stock to be issued to you pursuant to this spin-off or determined if this Information Statement is accurate or adequate. Any representation to the contrary is a criminal offense. The date of this Information Statement is September 13, 2000.

                          INFORMATION ABOUT THE CABOT
                     MICROELECTRONICS CORPORATION SPIN-OFF

THE SPIN-OFF

     On July 25, 2000, a committee of our Board of Directors declared a special stock dividend of Cabot's entire ownership interest in CMC, consisting of 18,989,744 shares of CMC common stock. The dividend will be payable on the Distribution Date in respect of shares of Cabot common stock that are issued and outstanding as of 5:00 p.m., Eastern time, on September 13, 2000. The dividend will consist of .280473721 shares of CMC common stock for each outstanding share of Cabot common stock as described below.

     After the spin-off is completed, the market price for Cabot common stock is likely to decrease. However, the market movement of any stock cannot be predicted.

     You will not be required to pay any cash or other consideration for the shares of CMC common stock distributed to you or to surrender or exchange your shares of Cabot common stock to receive the dividend of CMC common stock.

THE NUMBER OF SHARES YOU WILL RECEIVE

     For each share of Cabot common stock that you owned at 5:00 p.m., Eastern time, on the Record Date, you will receive a number of shares equal to the quotient obtained by dividing the total number of shares of CMC common stock to be distributed in the spin-off by the total number of shares of Cabot common stock outstanding at 5:00 p.m., Eastern time, on the Record Date. Thus, the following equation determines the number of shares of CMC common stock you will receive for each share of Cabot common stock you hold:

      Total number of shares of CMC
    to be distributed in the spin-off          =    18,989,744          =      .280473721
------------------------------------------          -----------
     Total number of shares of Cabot                67,705,965
      common stock outstanding as of
     5:00 p.m., Eastern time, on the
               Record Date

     Based on the number of shares of Cabot common stock outstanding as of 5:00 p.m., Eastern time, on the Record Date, you will receive .280473721 shares of CMC common stock for each share of Cabot common stock you owned at 5:00 p.m., Eastern time, on the Record Date.

     Please note that if you sell shares of Cabot common stock on the market between the Record Date and the Distribution Date you will also be selling the shares of CMC common stock that would have been distributed to you pursuant to the spin-off. Please see "Trading Between the Record Date and Distribution Date" below.

TRADING BETWEEN THE RECORD DATE AND DISTRIBUTION DATE

     Between the Record Date and the Distribution Date, shares of Cabot common stock will trade on the market with the right to receive the CMC stock dividend that is payable with respect to such shares of Cabot common stock. Therefore, if you owned shares of Cabot common stock at 5:00 p.m., Eastern time, on the Record Date, and sell those shares on the market prior to market close on the Distribution Date, you will also be selling the shares of CMC common stock that would have been distributed to you in the spin-off.

WHEN AND HOW YOU WILL RECEIVE THE DIVIDEND

     We will pay the dividend on September 29, 2000 by releasing our shares of CMC common stock to be distributed in the spin-off to Fleet National Bank, our transfer agent. As of 5:00 p.m., Eastern time, on September 29, 2000 the transfer agent will cause the shares of CMC common stock to which you are entitled to be registered in your name, or in the case of shares held in a brokerage account, to be transferred to the account of your brokerage firm. Your broker will in turn credit your account for the CMC shares you are entitled to receive. This could take up to two weeks after the Distribution Date. If you have any questions in this regard, we encourage you to contact your broker on the mechanics of having the CMC shares posted to your account.

     If you physically hold the Cabot stock certificates and are the registered holder, the CMC certificates will be mailed directly to you. You will receive stock certificates representing your ownership of whole shares of CMC common stock from the transfer agent. The transfer agent will begin mailing stock certificates representing your ownership of whole shares of CMC common stock promptly after the Distribution Date.

     The transfer agent will not deliver any fractional shares of CMC common stock in connection with the spin-off. Instead, the transfer agent will aggregate all fractional shares and sell them on behalf of those holders who otherwise would be entitled to receive a fractional share. Such holders will receive a cash payment in an amount equal to their pro rata share of the total net proceeds of that sale. Your check for any cash that you may be entitled to receive instead of fractional shares of CMC common stock will follow separately. We currently estimate that it will take about two weeks from the distribution date for the transfer agent to complete these mailings.

DIFFERENCE BETWEEN CMC COMMON STOCK AND CABOT COMMON STOCK

     CMC common stock and Cabot common stock are different securities and will not be traded or valued alike. CMC and Cabot are separate companies operating in different industries, with different managements, fundamentals, growth characteristics and strategic priorities.

RISKS RELATING TO OWNING CMC COMMON STOCK

     As with any business, CMC's business is subject both to general and specific business risks relating to its operations. In addition, there are risks relating to CMC becoming a fully independent company. For further information pertaining to CMC (including financial statements and other financial information), its common stock, the risk factors associated with its common stock and related matters, Cabot stockholders are urged to read CMC's SEC filings, including CMC's registration statement on Form S-1 filed with the SEC in connection with its initial public offering.

U.S. FEDERAL INCOME TAX CONSEQUENCES

     Tax-Free Status of the Spin-off. We have received a private letter ruling from the U.S. Internal Revenue Service stating that our distribution of CMC common stock to our common stockholders in connection with the spin-off will be tax-free to Cabot and to the holders of Cabot common stock for U.S. federal income tax purposes. This means that for U.S. federal income tax purposes:

     - Cabot common stockholders will not recognize a gain or loss by reason of the receipt of whole shares of CMC common stock as a result of the spin-off; and

     -  Cabot will not recognize gain or loss as a result of the spin-off.

     Although private letter rulings are generally binding on the IRS, we will not be able to rely on the ruling if any of the factual representations or assumptions we made to obtain the ruling are, or become, incorrect or untrue in any material respect. We are not aware of any facts or circumstances that would cause any of these representations or assumptions to be incorrect or untrue in any material respect. Nevertheless, if the IRS were to subsequently hold our spin-off to be taxable, the above consequences would not apply and both Cabot and our common stockholders could be subject to tax.

     Subsequent Sale of Stock. If you sell your shares of CMC common stock or Cabot common stock after the spin-off, you will recognize gain or loss on such sale based on the difference between the proceeds you receive from the sale and the tax basis allocated to the shares you sold, as described below under "Allocation of Tax Basis." This gain or loss will be a capital gain or loss, assuming that you held such shares as a capital asset, and will be a long-term or short-term gain or loss based on your holding period for such shares as described below under "Holding Period."

     Allocation of Tax Basis. The tax basis in your shares of Cabot common stock immediately prior to the distribution should be allocated between your CMC common stock and Cabot common stock in proportion to their relative fair market values on the Distribution Date. Following the spin-off, your aggregate tax basis in your shares of Cabot common stock and CMC common stock, including any fractional shares sold for cash as described above, will be the same as your tax basis in your shares of Cabot common stock immediately prior to the spin-off.

     The tax basis of a share of Cabot common stock after the distribution should equal the tax basis of the Cabot common stock before the distribution multiplied by a fraction the numerator of which is the fair market value immediately after the distribution of a share of Cabot common stock and the denominator of which is the sum of the fair market values immediately after the distribution of a share of Cabot common stock and the CMC common stock received in the distribution with respect to such share of Cabot common stock.

     The tax basis of a share of CMC common stock after the distribution should equal the tax basis of the Cabot common stock before the distribution multiplied by a fraction the numerator of which is the fair market value immediately after the distribution of the CMC common stock received in the distribution with respect to a share of Cabot common stock and the denominator of which is the sum of the fair market values immediately after the distribution of a share of Cabot common stock and the CMC common stock received in the distribution with respect to such share of Cabot common stock.

     Please note that this calculation must be repeated for each block of shares that you own.

     Holding Period. The holding period of the shares of CMC common stock that you receive as a result of the spin-off will include, and be the same as, the holding period for your shares of Cabot common stock with respect to which your distribution of CMC common stock was made, provided that your shares of Cabot common stock are held as a capital asset on the Distribution Date.

     Treatment of Fractional Shares. If you receive cash in lieu of a fractional share of CMC common stock as part of the spin-off, such cash will be treated for U.S. federal income tax purposes as paid in exchange for such fractional share of stock. You will realize a capital gain or loss, provided that the fractional share is considered to be held as a capital asset, measured by the difference between the cash you receive for such fractional share and your tax basis in that fractional share as described above. This capital gain or loss will be treated as a long-term or short-term gain or loss based on your holding period for the Cabot common stock on which you received your distribution of CMC common stock.

     State, Local and Foreign Tax Consequences. You should consult your own tax advisor regarding the state, local and foreign tax consequences of your receipt of shares of CMC common stock and any payment for fractional shares.

     Tax Return Statement. U.S. Treasury regulations require you to attach a detailed statement setting forth certain information regarding the distribution to your U.S. federal income tax return for the year in which the spin-off occurs. Within a reasonable time after completion of the spin-off, we will provide you with the information necessary to comply with that requirement. You should retain that statement so it can be completed and attached to your tax return.

     The summary of U.S. federal income tax consequences set forth above is for general information purposes only and may not be applicable to stockholders who are not citizens or residents of the United States or who are otherwise subject to special treatment under the Internal Revenue Code. All stockholders should consult their own tax advisors as to the particular tax consequences to them of the spin-off, including the state, local and (if applicable) foreign tax consequences.

                             INFORMATION ABOUT CMC

OVERVIEW OF CMC

                                    BUSINESS

     CMC is the leading supplier of slurries used in chemical mechanical planarization, or CMP, a polishing process used in the manufacturing of integrated circuit, or IC, devices. CMP is an increasingly important part of the IC device manufacturing process because it helps manufacturers make smaller, faster and more complex IC devices and improves their production efficiency. CMP slurries are liquids containing abrasives and chemicals that facilitate and enhance the CMP polishing process. CMC's products account for approximately 80% of all CMP slurry revenue from IC device manufacturers worldwide.

     For the fiscal year ended September 30, 1999, CMC's sales increased 68% over the prior year to approximately $98.7 million and CMC's net income increased 190% over the prior year to approximately $12.3 million. On a pro forma basis giving effect to the separation of CMC from Cabot, for the fiscal year ended September 30, 1999, CMC's sales would have been approximately $97.7 million and CMC's net income would have been approximately $7.9 million. Also on a pro forma basis, for the nine months ended June 30, 2000, CMC's sales increased 92% over the prior year to approximately $124.4 million and CMC's net income increased 301% over the prior year to approximately $18.7 million.

     Since the first significant commercial sales of CMP slurries to the semiconductor industry in the early 1990s, use of CMP in the production of IC devices has grown rapidly. CMC estimates that sales of CMP slurries have grown at an average annual compound rate of 60% since 1997 and increased to a total of approximately $120 million for 1999.

     CMP is used in the production of a wide variety of IC devices, including logic devices, such as microprocessors, and memory chips that store computer data. The benefits of CMP become increasingly important to IC device manufacturers as the size of the devices shrink and their complexity increases. By reducing the size of IC devices, manufacturers increase their throughput, or the number of IC devices that they manufacture in a given time period. CMP also helps reduce the number of defective or substandard IC devices produced, which increases the device yield. Improvements in throughput and yield reduce an IC device manufacturer's total production costs.

     CMC has developed several different types and generations of slurries for polishing the insulating layers of IC devices, historically the most common use of CMP. CMC developed and introduced in 1994 a CMP slurry for polishing the tungsten plugs used to connect the multiple wiring layers of IC devices. In 1999, sales of CMP slurries for polishing insulating layers represented approximately two-thirds of CMC's total sales and sales of CMP slurries for polishing tungsten plugs represented almost all of the balance.

     CMC has also begun selling new slurries for CMP polishing of the magnetic heads and the coating on hard disks in hard disk drives. In addition, CMC recently began limited production of CMP polishing pads for customer evaluation and qualification.

BACKGROUND OF THE SEPARATION OF CMC FROM CABOT

     In July 1999, Cabot announced its plan to undertake an initial public offering of its microelectronics materials business. In September 1999, Cabot's Board of Directors approved the separation of CMC from Cabot. In March 2000, Cabot's Board of Directors approved the initial public offering of shares of CMC common stock. The separation of CMC from Cabot occurred in March 2000. After the completion of CMC's initial public offering in April 2000, Cabot owned approximately 80.5% of the shares of CMC common stock.

     The distribution of all of Cabot's remaining shares of CMC common stock to its stockholders in the spin-off discussed above will be the final step in the separation of CMC from Cabot. As discussed above, on July 25, 2000, a committee of the Board of Directors of Cabot approved the spin-off of Cabot's 18,989,744 shares of CMC common stock to holders of Cabot common stock by means of a dividend as described in this Information Statement. After the spin-off, Cabot will not own any shares of CMC common stock and CMC will be a fully independent, publicly traded company.

                       INFORMATION ABOUT CMC COMMON STOCK

CMC COMMON STOCK

     Under CMC's Amended and Restated Certificate of Incorporation, the authorized capital stock of the company is 200,000,000 shares of common stock, $0.001 par value, and 20,000,000 shares of preferred stock, $0.001 par value. As of September 13, 2000, there were 23,589,744 shares of CMC common stock outstanding.

     The CMC common stock distributed in the spin-off will have the following characteristics. First, it will be fully paid and nonassessable. Second, it will have one vote per share, with no right to cumulative votes. Third, it will carry no preemptive or other subscription rights.

MARKET FOR CMC COMMON STOCK

     CMC common stock trades on the Nasdaq National Market under the symbol "CCMP." A public market was established for CMC common stock as a result of CMC's initial public offering in April 2000.

     The following table sets forth, for the period indicated, the high and low sale prices of CMC common stock as reported on the Nasdaq National Market. We urge you to obtain current quotations for the CMC common stock.

                        2000                            HIGH        LOW
                        ----                           ------      ------
April 4 to September 13..............................  $69.31      $22.00

CMC TRANSFER AGENT

     The transfer agent and registrar for CMC common stock is Fleet National Bank. You may contact the transfer agent and registrar at the address set forth below. All correspondence should be sent to the following address:

Fleet National Bank
c/o EquiServe, L.P.
P.O. Box 8040
Boston, MA 02266-8040

     CMC and Cabot are each subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and accordingly, each company files registration statements, reports, proxy statements and other information with the SEC, including financial statements. CMC has been subject to the Securities Exchange Act reporting requirements for at least 90 days and is current in its reporting. If you would like more information about CMC, we urge you to read CMC's reports filed with the SEC.

     You may read and copy CMC's and Cabot's reports at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. You may also inspect these reports at the SEC's web site at www.sec.gov or you may obtain copies of these materials at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     Each of Cabot and CMC maintains a web site that offers additional information about the companies.

     -  Visit Cabot's web site at www.cabot-corp.com

     -  Visit CMC's web site at www.cabotcmp.com